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                        MCKINLEY CAPITAL MANAGEMENT, INC.
                           CODE OF CONDUCT AND ETHICS


STATE OF GENERAL PRINCIPAL:

The duty at all times is to place the interests of the client first.

All personal securities transactions shall be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility; and the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

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CODE OF ETHICS:

The Code of Ethics regulates the personal securities trading of McKinley's officers, directors, control persons and employees; all such persons who have access to information concerning securities transactions and recommendations. These codes are intended to minimize actual and potential conflicts and prevent improper behavior. They are designed to ensure that employees with access to information about a funds' investment intentions conduct their personnel transactions in a way that is not detrimental to the funds and does not take improper advantage of their inside position.

1. All accounts for any employee or family account must have all trades pre-approved and provide a copy of the monthly statement to the Compliance Department. Within ten (10) days of employment, all employees must provide to McKinley's Compliance Officer a report listing all Securities beneficially owned or held along with all security accounts held by each employee as of the date of employment. Further, all employees must provide to McKinley's Compliance Officer each year a listing of all Securities beneficially owned by the employee as well as each employee's security accounts. The listing must be current as of a date no more than 30 days before the report is submitted. Pre-approval must be obtained before any employee may directly or indirectly acquire BENEFICIAL OWNERSHIP of any securities in an IPO or LIMITED OFFERING.


2. All new employees will be informed of the code and its requirements and the essential part it plays in their continued employment. Existing employees will periodically be reminded of the code and of their obligations thereafter.

3. All managed house or family accounts will be traded in the normal batch trade process or next day if the security is not "batch" traded. A non-managed house or family account may buy or sell a security for their account so long as trade in question is handled with the guidelines as outlined in the Personal Trading Policy. Family accounts shall not "front run" under any circumstances. Family transactions made to reduce margin balances or in index options are not considered to conflict with client account objectives. Family accounts are not authorized to trade options on stocks contained in or contemplated to be in any client account.

     Family accounts are considered to be employee accounts, employee relations such as immediate family and associated brokers with McKinley Capital.

     Personal trading will be monitored.

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CODE OF CONDUCT:

No person subject to the Code of Conduct should cause any of the clients accounts managed by McKinley Capital to purchase, sell or retain any securities to obtain any form of personal gain.

No person subject to the Code of Conduct should, own, operate, manage or otherwise engage in or be employed by any outside business activity without the prior written approval of the Compliance Officer.

All persons subject to the Code of Conduct should file with the Compliance Officer a written acknowledgment of receipt of the Code of Conduct and agree to abide by its provisions.

No person subject to the Code of Conduct should accept any gift with a total value in excess of $100.00 from any broker, broker/dealer or others who transact business with the investment advisor or any of its' affiliated companies. The receipt of or offer to pay for any such benefits should be reported to the Compliance Officer.

The transmission of information concerning securities transactions for the firms' managed accounts should be limited to other associated persons and broker/dealers in the ordinary course of business, and no information regarding particular securities should be transmitted, distributed or communicated to anyone who is not associated with McKinley Capital, to include the dissemination of in-house proprietary company research.

No person subject to the Code of Conduct should transmit any nonpublic information about a company or use any such information to purchase or sell securities for such persons' own account or the account of clients until such information has been made public.

Compliance with McKinley's Code of Ethics and Conduct is mandatory and any violation may be cause for termination of employment.

Dated:  _____________________

I acknowledge that I have received a copy of McKinley's Code of Ethics and Conduct and will abide by same.


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